Exhibit 99.3

Susser Holdings Corporation Non-GAAP Financial Measures

Susser Holdings Corporation (“Susser”) defines EBITDA as net income before depreciation, amortization and accretion expense, net interest expense and income tax expense. Adjusted EBITDA further adjusts EBITDA to reflect certain other non-recurring and non-cash items. EBITDA and Adjusted EBITDA are not financial measures calculated in accordance with GAAP.

We believe EBITDA and Adjusted EBITDA are useful to investors in evaluating our operating performance because:

•	securities analysts and other interested parties use such metrics as measures of financial performance, ability to make distributions to our unitholders and debt service capabilities; and

•	they are used by our management for internal planning purposes, including aspects of our consolidated operating budget, and capital expenditures.

EBITDA and Adjusted EBITDA are not recognized terms under GAAP and do not purport to be alternatives to net income as measures of operating performance or to cash flows from operating activities as a measure of liquidity. EBITDA and Adjusted EBITDA have limitations as analytical tools, and one should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP.

The following table presents a reconciliation of net income to EBITDA and Adjusted EBITDA of Susser Holdings Corporation for the year ended December 31, 2014 on an historical basis and pro forma basis giving effect to the following transactions:

•	the elimination of transactions between Sunoco LP and Susser; and

•	The proposed contribution of Susser through a Contribution Agreement between Susser, Sunoco GP LLC, Sunoco LP’s general partner, ETP Holdco Corporation, an indirect wholly owned subsidiary of Energy Transfer Partners, L.P. (“ETP”), and Heritage Holdings, Inc., an indirect wholly owned subsidiary of ETP, for total consideration consisting of approximately $967.0 million of our Class B units and $967.0 million in cash, subject to working capital adjustments, comprised of borrowings under our revolving credit facility, the proposed concurrent offering of approximately $500.0 million in senior notes and the proposed issuance of 5,500,000 common units for estimated aggregate net proceeds of approximately $233.7 based on the assumed offering price of $44.00 per common unit (after deducting underwriting discounts and commissions and estimated offering expenses).

Exhibit 99.3

EBITDA and DCF reconciliation	Historical (3)	Pro Forma Adjustments		Pro Forma
	Susser	Sunoco LP (1)	Adjustments (2)	Susser
Net income	129,200	(22,510)	(148,204)	(41,514)
Depreciation, amortization and accretion	79,996	(10,457)	(4,438)	65,101
Interest expense, net	15,194	(4,767)	43,056	43,056
Income tax expense	76,442	(218)	(11,502)	64,722

EBITDA	300,832	(37,952)	(131,515)	131,365
Unit compensation	20,218	—	—	20,218
Loss (gain) on disposal of assets and impairment charge	1,614	39	—	1,653
Equity investee gain	(129,092)	—	129,092	—
Unrealized gains on commodity derivatives	(8,294)	—	—	(8,294)
Inventory fair value adjustments	15,859	—	—	15,859

Adjusted EBITDA (consolidated)	201,137	(37,913)	(2,423)	160,801
Adj EBITDA attributable to noncontrolling interest	—	—	—	—
Adj EBITDA attributable to Sunoco LP	201,137	(37,913)	(2,423)	160,801

(1)	Eliminates the activity attributable to Sunoco LP reflected in Susser’s historical financial statements prior to September 1, 2014, the designated date for accounting purposes of the acquisition of 100% of the outstanding common shares of Susser by Energy Transfer Partners LP (the “ETP Merger”).
(2)	Eliminates the intercompany transactions between Sunoco LP and Susser for the period subsequent to the ETP Merger.
(3)	Reflects combined results of the historical period prior and subsequent to the ETP Merger.